Exhibit 99.1

AutoImmune Inc. 1199 Madia Street Pasadena, CA 91103 Phone: 626-792-1235 Fax: 626-792-1236

Contact:

Robert C. Bishop, Ph.D.

Chairman	and Chief Executive Officer

AutoImmune Inc.

626-792-1235
website:	http://www.autoimmuneinc.com

FOR IMMEDIATE RELEASE

AUTOIMMUNE INC. REPORTS 2005 THIRD QUARTER FINANCIAL RESULTS

Pasadena, California, November 10, 2005 - AutoImmune Inc. (OTCBB: AIMM) today reported a net loss of $0.20 million, or $0.01 per share basic and diluted, for the three months ended September 30, 2005 compared with a net loss of $0.10 million , or $0.01 per share basic and diluted, for the three months ended September 30, 2004. For the nine months ended September 30, 2005, the net loss was $0.57 million, or $0.03 per share basic and diluted, compared with net loss of $0.56 million, or $0.03 per share basic and diluted for the same period in 2004. As of September 30, 2005, the Company reported $9.4 million in cash and marketable securities as compared to $10.0 million in cash and marketable securities as of December 31, 2004.

Robert C. Bishop, Ph.D., Chairman of the Board and Chief Executive Officer, stated, “The Company’s licensees continue to make progress with their ongoing clinical trials of products using AutoImmune technology. At the end of the quarter, Colloral LLC, our joint venture with Deseret Laboratories Inc. for dietary supplements, initiated a direct mail test program intended to identify the most effective positioning for its product with a plan to expand marketing efforts early next year.” In August 2005, we amended the Colloral LLC operating agreement to increase our share of fund distributions and allocations of profits and losses in return for our commitment to fund the implementation of Colloral LLC’s marketing plan. As a result of the terms of the amended operating agreement, we are now required to consolidate Colloral LLC in accordance with FIN 46 “Consolidation of Variable Interest Entities” effective in the third quarter of 2005.

AutoImmune has exclusively licensed certain of its intellectual property rights to BioMS Medical Corp., a Canadian company. Under the license agreement, BioMS makes monthly diligence payments to AutoImmune and has a royalty obligation on sales of its lead drug MBP8298, a treatment for secondary progressive multiple sclerosis, should it reach the market. BioMS is currently enrolling patients at multiple sites in a Phase II/III study of MBP8298 which recently passed its second Data Safety Monitoring Board review.

AutoImmune has also exclusively licensed certain of its intellectual property rights to Teva Pharmaceutical Industries, Ltd. Teva has an ongoing Phase II study looking at two different doses of an oral formulation of COPAXONE® (glatiramer acetate), a product for the treatment of multiple sclerosis. The oral formulation utilizes the intellectual property rights licensed from AutoImmune. If Teva is successful in bringing this product to market, AutoImmune will receive both a milestone payment and a royalty on sales under its license agreement.

AutoImmune is a biopharmaceutical company involved in the development of a new class of mucosally administered therapies for the treatment of autoimmune and cell-mediated inflammatory diseases and conditions.

This release contains forward-looking statements including statements about the Company’s future operating results, strategic relationships and product development. The Company’s actual results may differ significantly from results discussed in the forward-looking statements due to a number of important factors, including, but not limited to the development stage of the Company’s and its licensees’ products, uncertainties of clinical trial results, the Company’s dependence on third parties for licensing revenue, the risk that Colloral® may be classified as a drug rather than a dietary supplement, and the risks of technological change and competition. These factors are more fully discussed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission in the section “Business-Factors to be Considered.” The discussion in the Annual Report on Form 10-K is hereby incorporated by reference into this release. The Company has no plans, and disclaims any obligation, to update or revise any forward looking statements whether as a result of new information, future events or other factors.

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AUTOIMMUNE INC.

STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2005	2004	2005
Revenue	$33,000	$44,000	$93,000	$119,000

Costs and expenses:
Research and development	55,000	41,000	259,000	189,000
General and administrative	109,000	307,000	494,000	604,000

Total costs and expenses	164,000	348,000	753,000	793,000

Interest income	35,000	79,000	96,000	212,000
Equity in net loss of unconsolidated affiliate	—	—	—	(130,000)
Other income	—	25,000	—	25,000

	35,000	104,000	96,000	107,000

Net income (loss)	($96,000)	($200,000)	($564,000)	($567,000)

Net income (loss) per share - basic	($0.01)	($0.01)	($0.03)	($0.03)

Net income (loss) per share - diluted	($0.01)	($0.01)	($0.03)	($0.03)

Weighted average common shares outstanding - basic	16,919,623	16,919,623	16,919,623	16,919,623

Weighted average common shares outstanding - diluted	16,919,623	16,919,623	16,919,623	16,919,623

CONDENSED BALANCE SHEET

(Unaudited)

	December 31, 2004	September 30, 2005
Cash and marketable securities	$9,996,000	$9,392,000
Other current assets	37,000	69,000
Other assets	5,000	—

Total assets	$10,038,000	$9,461,000

Current liabilities	$108,000	$98,000
Total stockholders’ equity	9,930,000	9,363,000

Total liabilities and equity	$10,038,000	$9,461,000